Exhibit 99.1        Press Release dated July 24, 2023

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2023 SECOND QUARTER FINANCIAL RESULTS

Pleasanton, CA – July 24, 2023

●	Net sales of $597.6 million increased 0.7% year-over-year
●	Income from operations of $145.0 million increased 9.0% year-over-year
●	Diluted earnings per share of $2.50 increased 15.7% year-over-year

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the second quarter of 2023. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended June 30, 2023, with the quarter ended June 30, 2022.

2023 Second Quarter Financial Highlights

•Consolidated net sales of $597.6 million increased 0.7% from $593.2 million.
◦North America net sales of $465.5 million increased 2.0% from $456.4 million, mostly due to higher volumes.
◦Europe net sales of $127.8 million decreased 4.1% from $133.2 million, primarily due to lower volumes.

•Consolidated gross profit of $287.5 million increased 10.8% from $259.3 million. Gross margin increased to 48.1% from 43.7%.
◦North America gross margin increased to 51.2% from 48.0%, primarily from lower raw material costs, offset by higher factory and tooling costs as a percentage of net sales.
◦Europe gross margin increased to 37.4% from 29.3%, primarily due to a decrease in raw material costs as a percentage of net sales. Cost of sales in the prior year period included a $9.2 million inventory fair-value adjustment as a result of purchase accounting with respect to the acquisition of FIXCO Invest S.A.S ("ETANCO").

•Consolidated income from operations of $145.0 million increased 9.0% from $133.1 million. The increase was primarily due to increased gross profit, which was partly offset by higher operating expenses, including increased personnel costs from the increase in the number of employees supporting production, engineering and sales activities as well as increased variable compensation. Operating expenses were partly offset by lower acquisition and integration costs. Consolidated operating margin increased to 24.3% from 22.4%.
◦North America income from operations of $143.4 million increased $6.1 million from $137.3 million. The increase was primarily due to higher gross profit, which was partly offset by increased personnel costs from the increase in the number of employees supporting production, engineering and sales activities and variable compensation.
◦Europe income from operations of $14.0 million increased $8.4 million from $5.6 million, primarily due to higher gross profit (mostly due to the prior year $9.2 million raw material fair-value adjustment as noted above) and lower acquisition and integration costs, which were partly offset by increases in variable compensation.

•Net income was $107.2 million, or $2.50 per diluted share of the Company's common stock, compared to net income of $93.6 million, or $2.16 per diluted share.

•Cash flow provided by operating activities increased approximately $100.0 million from $93.8 million to $194.0 million, mostly from decreases in working capital.

•Cash flow used in investing activities decreased from prior year mostly due to last year's $805.9 million acquisition of ETANCO, while capital expenditures increased to approximately $21.0 million compared to $17.9 million.

Management Commentary

“We delivered solid performance in a difficult operating environment with our second quarter net sales of $597.6 million increasing 0.7% year-over-year led by improved volumes in our North America segment, most notably in the building technology and national retail end use markets,” commented Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “While 2023 housing starts will finish below 2022 levels, the market continues to improve relative to our earlier outlook, in part due to the high share of new single-family homes as a percentage of all single-family sales. We continue to believe in the sustainable strength of the housing market in the mid to long-term given the shortage of new housing. We are confident key attributes of our business model will help stem some of the short-term downward pressure including our diverse portfolio of solutions, long-standing relationships, perpetual innovation, immersive service, unparalleled availability and delivery, and impactful industry outreach efforts. Europe net sales were down 4.1% year-over-year on lower volumes; however, ETANCO continued to perform well in a challenging market by maintaining consistent sales year-over-year.”

Mr. Olosky continued, “We remain focused on our Company ambitions which prioritize above-market profitable growth while strengthening our Company values. Our focus on being the partner of choice and on innovation has helped us make meaningful progress during the quarter on our growth initiatives as we seek to extend our mission to help people design and build safer, stronger structures into new end uses. To further promote organic growth, we are making investments to strengthen our business model and expand our operations. To that end, we have identified a greenfield opportunity to replace our facility in Gallatin, Tennessee to expand our manufacturing capacity and supply chain efficiencies to enhance our customer service.”

Business Outlook

The Company has updated its 2023 financial outlook based on two quarters of financial information to reflect its latest expectations regarding demand trends, raw material costs and operating expenses. Based on business trends and conditions as of today, July 24, 2023, the Company's outlook for the full fiscal year ending December 31, 2023 is as follows:

•Operating margin is now estimated to be in the range of 20.5% to 21.5%.

•The effective tax rate is estimated to be in the range of 25% to 26%, including both federal and state income tax rates and assuming no tax law changes are enacted.

•Capital expenditures are estimated to be in the range of $105.0 million to $115.0 million.

•The Company continues to make progress on its efforts to integrate ETANCO into its operations and to realize previously identified offensive and defensive synergies in the years ahead. However, these efforts will continue to result in additional costs in 2023 that have been planned since the Company announced the transaction. Management continues to believe the Company remains well positioned to capture meaningful benefits from these synergies, subject to macroeconomic changes, which are expected to delay realization of some of the offensive synergy opportunities.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s second quarter 2023 financial results conference call on Monday, July 24, 2023, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1622422&tp_key=706cd44e54 or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, August 7, 2023 by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13739615. The webcast will remain posted on the Investor Relations section of Simpson's website at ir.simpsonmfg.com for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiaries, including, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of high quality wood and concrete construction products designed to make structures safer and more secure. Our products are designed to perform at high levels and be easy to use and cost-effective for customers. Our wood construction products are used in light-frame construction and include connectors, truss plates, fastening systems, fasteners and pre-fabricated lateral resistive systems. Our concrete construction products are used in concrete, masonry and steel construction and include adhesives, chemicals, mechanical anchors, carbide drill bits, powder actuated tools, fiber reinforced materials and other repair products used for protection and strengthening. We market our products to the residential construction, light industrial and commercial construction, remodeling and do-it-yourself markets domestically in North America, primarily in the United States, and internationally, primarily in Europe. We also provide engineering services in support of some of our products and increasingly offer design and other software that facilitates the specification, selection and use of our products. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's web site at ir.simpsonmfg.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales and market growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the integration of the acquisition of ETANCO, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risks and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the effect of global pandemics such as the COVID-19 pandemic and other widespread public health crisis and their effects on global economy, including inflation and labor and supply shortages, our operations, the operations of our customers, suppliers and business partners, and the successful integration of ETANCO, as well as those discussed in the "Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$597,580	$593,232	$1,132,010	$1,086,802
Cost of sales	310,114	333,899	591,669	590,688
Gross profit	287,466	259,333	540,341	496,114
Research and development and engineering expense	21,538	16,943	42,284	32,809
Selling expense	50,438	45,074	99,106	81,910
General and administrative expense	68,767	58,419	132,474	112,192
Total operating expenses	140,743	120,436	273,864	226,911
Acquisition and integration related costs	1,859	5,864	3,301	12,815
Gain on disposal of assets	(157)	(43)	(207)	(1,126)
Income from operations	145,021	133,076	263,383	257,514
Interest expense, net and other	(705)	(3,372)	(1,274)	(3,585)
Other & foreign exchange loss, net	357	(1,890)	(42)	(2,107)
Income before taxes	144,673	127,814	262,067	251,822
Provision for income taxes	37,462	34,244	66,903	63,677
Net income	$107,211	$93,570	$195,164	$188,145
Earnings per common share:
Basic	$2.51	$2.17	$4.58	$4.36
Diluted	$2.50	$2.16	$4.55	$4.34
Weighted average shares outstanding:
Basic	42,669	43,145	42,640	43,162
Diluted	42,813	43,240	42,857	43,306
Cash dividend declared per common share	$0.27	$0.26	$0.53	$0.51
Other data:
Depreciation and amortization	$18,680	$17,530	$36,045	$28,324
Pre-tax equity-based compensation expense	$6,535	$4,657	$11,164	$9,528

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	June 30,		December 31,
	2023	2022	2022
Cash and cash equivalents	$407,982	$246,134	$300,742
Trade accounts receivable, net	387,917	375,130	269,124
Inventories	522,169	539,844	556,801
Other current assets	53,344	43,501	52,583
Total current assets	1,371,412	1,204,609	1,179,250
Property, plant and equipment, net	375,240	346,184	361,555
Operating lease right-of-use assets	63,358	48,984	57,652
Goodwill	492,158	492,338	495,672
Intangible assets, net	369,649	357,698	362,917
Other noncurrent assets	43,233	35,655	46,925
Total assets	$2,715,050	$2,485,468	$2,503,971
Trade accounts payable	$97,847	$112,968	$97,841
Long-term debt, current portion	22,500	22,500	22,500
Accrued liabilities and other current liabilities	276,601	225,928	228,222
Total current liabilities	396,948	361,396	348,563
Operating lease liabilities, net of current portion	51,560	39,654	46,882
Long-term debt, net of current portion	544,309	665,449	554,539
Deferred income tax and other long-term liabilities	142,921	134,331	140,608
Stockholders' equity	1,579,312	1,284,638	1,413,379
Total liabilities and stockholders' equity	$2,715,050	$2,485,468	$2,503,971

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2023	2022	change*	2023	2022	change*
Net Sales by Reporting Segment
North America	$465,467	$456,410	2.0%	$871,797	$895,140	(2.6)%
Percentage of total net sales	77.9%	76.9%		77.0%	82.4%
Europe	127,817	133,238	(4.1)%	252,031	184,689	36.5%
Percentage of total net sales	21.4%	22.5%		22.3%	17.0%
Asia/Pacific	4,296	3,584	19.9%	8,182	6,973	17.3%
	$597,580	$593,232	0.7%	$1,132,010	$1,086,802	4.2%
Net Sales by Product Group**
Wood Construction	$515,378	$514,832	0.1%	$970,137	$950,191	2.1%
Percentage of total net sales	86.2%	86.7%		85.7%	87.4%
Concrete Construction	81,319	78,209	4.0%	157,990	136,185	16.0%
Percentage of total net sales	13.6%	13.2%		14.0%	12.5%
Other	883	191	362.3%	3,883	426	811.5%
	$597,580	$593,232	0.7%	$1,132,010	$1,086,802	4.2%
Gross Profit (Loss) by Reporting Segment
North America	$238,245	$219,299	8.6%	$443,767	$437,175	1.5%
North America gross margin	51.2%	48.0%		50.9%	48.8%
Europe	47,819	39,023	22.5%	94,423	56,476	67.2%
Europe gross margin	37.4%	29.3%		37.5%	30.6%
Asia/Pacific	1,820	1,098	N/M	2,744	2,546	N/M
Administrative and all other	(418)	(87)	N/M	(593)	(83)	N/M
	$287,466	$259,333	10.8%	$540,341	$496,114	8.9%
Income (Loss) from Operations
North America	$143,430	$137,291	4.5%	$257,823	$273,064	(5.6)%
North America operating margin	30.8%	30.1%		29.6%	30.5%
Europe	13,974	5,560	151.3%	27,444	4,189	555.1%
Europe operating margin	10.9%	4.2%		10.9%	2.3%
Asia/Pacific	379	100	N/M	241	664	N/M
Administrative and all other	(12,762)	(9,875)	N/M	(22,125)	(20,403)	N/M
	$145,021	$133,076	9.0%	$263,383	$257,514	2.3%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but presents sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400